Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 and Form S-4) and related prospectuses of Marvel Enterprises, Inc. for the registration of up to $250,000,000 of 12% Senior Notes due 2009 and to the incorporation by reference of our report dated February 5, 1999, except for Note 3, as to which the date is February 11, 1999 and Notes 1 and 5, as to which the date is February 25, 1999, with respect to the consolidated financial statements of Marvel Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP
New York, New York
July 20, 1999